Exhibit 10.22

UNITED STATES OF AMERICA

Before the

OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: WN-09-008
)
HOMESTREET, INC.	)	Effective Date: May 18, 2009
)
Seattle, Washington.	)
OTS Docket No. H-0827)
)

ORDER TO CEASE AND DESIST

WHEREAS, HomeStreet, Inc., Seattle, Washington, OTS Docket No. H-0827 (Holding Company), by and through its Board of Directors (Board) has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and

WHEREAS, Holding Company, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 USC § 1818(b); and

WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Western Region (Regional Director), is authorized to issue Orders to Cease and Desist where a savings and loan holding company has consented to the issuance of an order.

NOW, THEREFORE, IT IS ORDERED that:

I.	CEASE AND DESIST

The Holding Company shall cease and desist from engaging in all unsafe and unsound practices that have resulted in the operation of the Holding Company with low earnings and inadequate capital.

II.	DIVIDENDS

Effective immediately, Holding Company shall pay no dividends or make any other capital distributions, as that term is defined in 12 CFR § 563.141, without receiving the prior written approval of the Regional Director. Holding Company’s written request for written approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed dividend payment or distribution of capital.

III.	DEBT LIMITATIONS/RESTRICTIONS

Effective immediately, Holding Company shall not incur, issue, renew, repurchase, make payments on (including payments on trust preferred securities) or rollover any debt, increase any current lines of credit, or guarantee the debt of any entity without receiving the prior written approval of the Regional Director. Holding Company’s written request for written approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of any such proposed action.

IV.	OPERATIONS PLAN

A. Within forty-five (45) days, Holding Company shall approve and submit to OTS for review and approval an Operations Plan that addresses how Holding Company will meet all financial obligations for the calendar years 2009 through 2011, including, but not limited to, payments on senior notes, dividend payments on preferred stock, and interest payments on trust preferred securities without reliance on dividends from its wholly owned bank, HomeStreet Bank, Seattle, Washington. The Operations Plan shall include, at a minimum, comprehensive pro forma cash flow projections detailing all anticipated sources and uses of funds, including, but not limited to, any scheduled payment obligations of Holding Company related to outstanding debt, operating expenses, and equity issuances.

B. The Board shall approve revisions to the Operations Plan within thirty (30) days after receiving the Regional Director’s comments, if any, and implement the Operations Plan immediately upon Board approval of the final Operations Plan.

C. At least quarterly, beginning with the quarter ending June 30, 2009, the Board shall review the adequacy of the Operations Plan given the then current financial obligations of the Holding Company and actual results. The Board shall also review a written report prepared by management describing any material deviations between the projections contained in the Operations Plan and actual results (Variance Analysis Report).

D. Within thirty(30) days of the end of each quarter, the Board shall provide the Regional Director with a copy of each Variance Analysis Report, which shall include a detailed explanation of any material deviation described in the Variance Analysis Report, and the minutes from the Board meeting containing the Board’s discussion of the Variance Analysis Report, including, if applicable, any Board discussion of possible modifications to the Operations Plan.

V.	OPERATING RESTRICTIONS

A. Management Changes. Effective immediately, the Holding Company shall comply with the prior notification requirements for changes in directors or Senior Executive Officers set forth in 12 CFR Part 563, Subpart H.

B. Severance and Indemnification Payments. Effective immediately, the Holding Company shall not make any golden parachute payment1 or any prohibited indemnification payment2, unless, with respect to each such payment, the Holding Company has complied with the requirements of 12 CFR Part 359.

[1]	The term “golden parachute” is defined at 12 CFR § 359. l(f)
[2]	The term “prohibited indemnification payment” is defined at 12 CFR § 3591(I)

VI.	EFFECTIVE DATE, INCORPORATION OF STIPULATION

This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.

VII.	DURATION

This Order shall remain in effect until terminated, modified, or suspended, by written notice of such action by OTS, acting by and through its authorized representatives.

VIII.	TIME CALCULATIONS

A. Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.

B. The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by Holding Company that includes reasons in support for any such extension. Any OTS extension shall be made in writing.

IX.	SUBMISSIONS AND NOTICES

A. All submissions, including progress reports, to OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

B. Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first-class U. S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

To OTS:

C.K. Lee, Regional Director

Western Region

Office of Thrift Supervision

225 E. John Carpenter Freeway

Suite 500

Irving, TX 75062-9027

With a Copy to:

Dale R. Blackburn, Assistant Director

Office of Thrift Supervision

101 Stewart Street, Suite 1010

Seattle, WA 98101-2419

To Holding Company:

Bruce W. Williams

Chairman of the Board

HomeStreet, Inc.

2000 Two Union Square

601 Union Street

Seattle, WA 98101-2326

X.	NO VIOLATIONS AUTHORIZED

Nothing in this Order or the Stipulation shall be construed as allowing the Holding Company, its Board, officers, or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By: /s/ C.K. Lee
C.K. Lee
Regional Director, Western Region

Date: See Effective Date on page 1

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